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EXHIBIT 12

                      WASHINGTON REALTY INVESTMENT TRUST

              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                            AND PREFERRED DIVIDENDS

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
                                                                  Nine months
                                                                  ended            Year ended
                                                                  September 30     December 31,
                                                                  2000             1999
                                                                  ----             ----
Net earnings before loss (gain) on sale of real estate            $30,078          $36,392
Add back:
     Fixed charges                                                 18,796           22,495
Deduct:
     Capitalized interest                                               0             (224)

Earnings available for fixed charges
and preferred dividends                                           $48,874          $58,663

Fixed Charges
     Interest expense                                             $18,796          $22,271
     Capitalized interest                                               0              224

Total fixed charges                                                18,796           22,495

Preferred dividends                                                     0                0

Total fixed charges and preferred dividends                       $18,796          $22,495

Ratio of Earnings to Fixed Charges
and Preferred Dividends                                              2.60             2.61
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